EXHIBIT 99.1

For Immediate Release	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (305) 523-3658

KOS DELIVERS 70% INCREASE IN SECOND QUARTER REVENUE AND
EPS OF $0.31; COMPANY NEARLY DOUBLES EARNINGS EXPECTATION FOR FULL YEAR

Financial Highlights

•	Second quarter revenue increased to $64.9 million
•	Second quarter net income grew to $11.2 million Generated cash from operations of $13.1 million
•	Cash and available credit increased to $89 million
•	First half revenue increased 85% to $133 million; First half EPS $0.66
•	Strong quarterly results improve full year outlook; Increasing EPS projection to $1.20 — $1.30 per share

     MIAMI, FL, July 31, 2003 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the second quarter and six months ended June 30, 2003.

     For the second quarter of 2003, revenue increased 70% to $64.9 million, up from $38.3 million in the second quarter of 2002. The significant increase in revenue for the quarter was attributable to a nearly 200% increase in sales of Advicor™ and solid sales growth for Niaspan®. Revenue for the six months ended June 30, 2003, was a record $133.1 million, an 85% increase from revenue of $72.1 million in the same period in 2002.

     The Company reported net income of $11.2 million for the second quarter of 2003, or $0.31 per fully diluted share, compared with a net loss of $10.3 million, or $0.50 per share, for the second quarter of 2002. Net income for the first six months of 2003 was $23.8 million, or $0.66 per fully diluted share, compared with a net loss of $26.6 million, or $1.30 per share, for the same period last year. In addition to continued strong revenue growth of the Company’s cholesterol franchise, the impressive earnings per share growth was attributable to improvements in gross margin and tight control of operating expenses. In the second quarter of 2003, the Company generated $13.1 million in cash from operations, increasing cash by the end of the quarter to $39.2 million, including monies pledged as collateral for the Company’s letters of credit. As of June 30, 2003, cash and available credit was $89 million. The Company has generated over $24 million in cash from operations in the first six months of the year and more than $48 million since the beginning of the third quarter of 2002, when the Company first achieved cash break-even.

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     Sales of Niaspan in the second quarter of 2003 grew 51% from the second quarter of 2002, and accounted for $50.3 million of revenue, while Advicor sales nearly tripled to $14.6 million. Tablet unit volume growth for retail and mail order segments for Niaspan grew by 13% and was complemented by 24% unit volume growth in non-retail segments of the business, including certain segments of the government, which are not captured by the retail and mail order audits. Tablet unit volume for Advicor increased 163% from the same period a year ago and market share nearly tripled. As of June 2003, Kos achieved a 4.28% share of the overall cholesterol market for total tablets dispensed, reflecting an increase of 62 basis points or 16% from the same period a year ago.

     “The Company continues to fire on all cylinders and this quarter was no exception,” said Adrian Adams, President and Chief Executive Officer. “Advicor sales have particularly benefited from the recently released ADVOCATE data, while Niaspan growth continues to outpace the growth in the overall cholesterol market, even now in its sixth full year on the market. Moreover, we expect the continued expansion of our sales force during the first half to begin to reap dividends in the second half of the year, resulting in increased market share of both of our products. Since the launch of Advicor 18 months ago, we have more than doubled the size of our sales force, which currently stands at about 520 sales reps. And, with the better than expected earnings and corresponding cash flow performance, we continue to fortify our balance sheet to better position us to take advantage of important strategic business development opportunities.”

     In addition to the exemplary financial results for the quarter, the Company also achieved several other meaningful operational milestones. Specifically, the Company completed all final regulatory steps needed to begin marketing Niaspan in the United Kingdom and recently submitted the corresponding dossier to receive approval in other European countries via the European Union’s mutual recognition procedure. Through its marketing partner, Merck KGaA, Kos anticipates commercialization of Niaspan in the United Kingdom during the fourth quarter of this year, followed by approval and subsequent launch of Niaspan in other major European and international markets during 2004. On the research and development front, Kos advanced the development of its KS 018 product for peripheral arterial disease with the recent initiation of a second pivotal clinical trial. Additionally, the Company made progress toward completing formulation development of its line extensions for Niaspan and Advicor as well as for its two other NDA products, KS 019 for the treatment of dyslipidemia and KS 017, a dual regulator of both blood sugar and lipids.

     As a result of the better than expected earnings performance in the second quarter of 2003, Kos is nearly doubling its earnings expectation for the full year of 2003. Kos now projects to earn between $1.20 — $1.30 per share, up from its previous expectation of $0.65 — $0.75 per share. The Company anticipates generating revenue of approximately $280 million for 2003 and expects operating expenses for the second half of 2003 to increase about 15% from the first half as the Company incurs the full expense of its expanded sales force and increases patient enrollment for its new products in development.

     Kos’ senior management will host a conference call today at 10:00 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at 617-786-2960 domestic or international, conference passcode 49303219. A replay will also be available on the website at www.kospharm.com or by calling 617-801-6888 domestic or international, and entering 93183735 from 11:00 AM ET on Thursday, July 31, 2003

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until 11:00 PM ET on Friday, August 1, 2003. You will find the financial information to be discussed during the conference call on Kos’ website in the Investor Relations section.

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

     Certain statements in this press release, including statements regarding the continued growth in sales of Niaspan and Advicor, the commercialization of Niaspan in the United Kingdom, the approval and subsequent launch of Niaspan in other countries, our ability to complete formulation development of line extensions for Niaspan and Advicor, our expectations regarding revenue in future periods, operating expenses, earnings per share, our ability to remain profitable on a full year basis, the success of our clinical studies for Niaspan and Advicor, our ability to grow the sales force, our ability to expand research and development, our ability to increase our market share of both Niaspan and Advicor, our ability to enter into strategic business development opportunities, our ability to increase patient enrollment, our ability to enter new products into clinical development, and our ability to obtain the required approvals for new products are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the continued market acceptance of the Advicor product, the expected continued growth in sales of the Niaspan product, the Company’s ability to successfully commercialize Niaspan and Advicor in other countries, the ability of Kos to build awareness for Advicor within the medical community, the Company’s ability to continue to develop new products, the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the Company’s ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company’s patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other reports already filed with the SEC.

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Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2003		2002	2003		2002

	(unaudited)			(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$64,851		$38,254	$133,126		$72,140
Cost of Sales	4,468		3,520	8,710		7,149

	60,383		34,734	124,416		64,991

Operating Expenses:
Research and development	11,838		10,898	23,464		23,991
Selling, general and administrative	35,832		33,195	74,810		65,640

Total operating expenses	47,670		44,093	98,274		89,631

Income (Loss) from Operations	12,713		(9,359)	26,142		(24,640)
Other, net	1,557		984	2,336		1,919

Net Income (Loss)	$11,156		$(10,343)	$23,806		$(26,559)

Net Income (Loss) per Share:
Basic	$0.53		$(0.50)	$1.14		$(1.30)
Diluted	0.31	(I)	(0.50)	0.66	(I)	(1.30)
Shares Used in Computing Net Income (Loss) per Share
Basic	21,022		20,543	20,913		20,502
Diluted	39,304		20,543	38,961		20,502

	June 30,	December 31,
	2003	2002

Condensed Consolidated Balance Sheet	(unaudited)
(in thousands)
Cash and Cash Equivalents	$39,153 (II)	$19,572 (II)
Accounts Receivable, net	25,298	24,088
Other Current Assets	12,432	11,821
Fixed Assets, net of depreciation	16,821	12,528
Other Assets	552	1,432

Total assets	$94,256	$69,441

Current Liabilities	$109,962	$110,125
Long-term Debt	30,000	34,025
Shareholders’ Deficit	(45,706)	(74,709)

Total liabilities and shareholders’ deficit	$94,256	$69,441

Note:

(I)	Calculation of fully diluted EPS reflects net income minus $859,000 and $1,715,000 in interest expense for the second quarter and first half of 2003, respectively, associated with the Company’s convertible debt facilities.

(II)	Includes $17.1 million of cash pledged as collateral for the Company’s letters of credit facility.

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